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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE
FOR IMMEDIATE RELEASE

 ADVANCED LIGHTING TECHNOLOGIES, INC. TO BE DELISTED BY NASDAQ NATIONAL MARKET;
   EXPECTS TO BE ELIGIBLE FOR QUOTATION ON OTC BULLETIN BOARD JANUARY 10, 2003

SOLON, Ohio--January 9, 2003--ADVANCED LIGHTING TECHNOLOGIES, INC. today announced that, on January 8, 2003, it received a determination from a Nasdaq Listing Qualifications Panel that its Common Shares would be delisted by the Nasdaq National Market effective the open of business on Friday January 10, 2003. The Company had requested continued listing since, as noted by the Panel, the Company does not meet the requirements for continued listing on the Nasdaq SmallCap Market.

The Panel decision indicates that the Company's common shares will be immediately eligible for quotation on the OTC Bulletin Board effective with the open of business on January 10, 2003. The OTC Bulletin Board symbol assigned to the Company is ADLT. No application for inclusion on the OTC Bulletin Board is required, provided a market maker enters a quote on the first day of eligibility.

The Nasdaq Listing and Hearing Review Council may decide on its own to review the Panel's determination on or before February 22, 2003, and the Company would be notified of any such review. Review by the Nasdaq Listing and Hearing Council would not delay the delisting.

                      ABOUT ADVANCED LIGHTING TECHNOLOGIES

Advanced Lighting Technologies, Inc. is an innovation-driven designer, manufacturer and marketer of metal halide lighting products, including materials, system components, systems and equipment. The Company also develops, manufactures, and markets passive optical telecommunications devices, components, and equipment based on the optical coating technology of its wholly owned subsidiary, Deposition Sciences, Inc.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties.

For further information, contact:
Steve Potts, Chief Financial Officer
Advanced Lighting Technologies, Inc.
440/836-7103